Exhibit 3.1
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
TIME WARNER CABLE INC.
          TIME WARNER CABLE INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL” ), as follows:
          A. The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on March 21, 2003 under the name New MOTH Holdings, Inc., a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 31, 2003 under the name MOTH Holdings, Inc., and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 27, 2006 (the “First Amended and Restated Certificate of Incorporation”).
          B. The amendments to the First Amended and Restated Certificate of Incorporation herein certified have been duly adopted in accordance with Sections 242 and 245 of the DGCL and by the written consent of stockholders in accordance with Section 228 of the DGCL.
          C. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) amends and restates the First Amended and Restated Certificate of Incorporation as authorized by the Corporation’s Board of Directors (the “Board of Directors”) in accordance with the requirements of the DGCL.
          D. The text of the First Amended and Restated Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:
ARTICLE I
          The name of the corporation (hereinafter called the “Corporation”) is Time Warner Cable Inc.
ARTICLE II
          The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
          Section 1. Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 26,000,000,000 shares, consisting of (1) 1,000,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and (2) 25,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).
          Section 2. Certain Defined Terms. For purposes of this Amended and Restated Certificate of Incorporation:
          “Adelphia Agreement” shall mean the Asset Purchase Agreement, dated as of April 20, 2005, between Adelphia Communications Corporation, a Delaware corporation, and Time Warner NY Cable LLC, a Delaware limited liability company and a Subsidiary of the Corporation, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Affiliate” shall mean, with respect to any specified Person, any other Person who or which, directly or indirectly controls, is controlled by or is under common control with such specified Person.
          “Initial Offering Date” shall mean the earlier of (i) the date upon which shares of the Common Stock shall have been sold in an initial public offering (whether a primary or secondary offering) of the Corporation pursuant to an effective registration statement filed by the Corporation and (ii) the date upon which shares of the Common Stock shall have been issued pursuant to the Adelphia Agreement. The Initial Offering Date occurred on July 31, 2006.
          “Person” shall mean any individual, corporation, limited liability company, partnership, firm, group (as such term is used under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), joint venture, association, trust, unincorporated organization, estate, trust or other entity.
          “Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other body performing similar functions are at any time directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.
          “TWX” shall mean Time Warner Inc. and all Affiliates thereof (other than the Corporation and its Subsidiaries).

          “Voting Stock” shall mean, for all purposes under this Amended and Restated Certificate of Incorporation, the Common Stock and any other securities of the Corporation entitled to vote on all matters on which the Common Stock is generally entitled to vote.
          “Whole Board” shall mean the total number of authorized directors, including any vacancies or newly created directorships, excluding any Preferred Stock Directors (as hereinafter defined).
          Section 3. Preferred Stock. The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
          Section 4. Priority of Preferred Stock. The Common Stock is subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as shall be stated and expressed herein or as shall be stated and expressed in any Certificates of Designations filed with respect to any series of Preferred Stock pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Section 3 of this Article IV.
          Section 5. Common Stock.
               (a) Voting Rights.
                    (i) Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 3 of this Article IV), each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder with respect to all matters on which holders of Common Stock are entitled to vote.
                    (ii) The holders of Common Stock shall be entitled to vote on all matters on which stockholders are generally entitled to vote, except as otherwise required by the DGCL or as provided by or pursuant to this Amended and Restated Certificate of Incorporation (including, without limitation, as provided in Article V of this Amended and Restated Certificate of Incorporation).
          (b) Dividends. Subject to the DGCL and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.
          (c) Liquidation Rights. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.
          Section 6. Reclassification. Upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Reclassification Date”), each share of (a) Class A Common Stock of the Corporation, par value $0.01 per share (the “Class A Common Stock”) and (b) Class B Common Stock of the Corporation, par value $0.01 per share (the “Class B Common Stock”) issued and outstanding immediately prior to the Reclassification Date, shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one share of Common Stock. Certificates that previously represented shares of Class A Common Stock or Class B Common Stock shall from and after the Reclassification Date represent the number of shares of Common Stock into which such shares of Class A Common Stock or Class B Common Stock have been reclassified pursuant hereto. Any reference to Class A Common Stock or Class B Common Stock in this Amended and Restated Certification of Incorporation shall be deemed to mean the Common Stock.
          Section 7. Mergers, Consolidations, etc. In addition to any other vote required by law, the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be required to approve (i) any merger, consolidation or business combination of the Corporation with or into another corporation, whether or not the Corporation is the surviving corporation; provided that any such transaction in which the holders of shares of Class A Common Stock do not receive per share consideration identical (other than with respect to voting rights) to that received by the holders of Class B Common Stock or that would otherwise adversely affect the specific rights and privileges of holders of the Class A Common Stock relative to the effect on the specific rights and privileges of the holders of Class B Common Stock shall also require the approval of the holders of a majority of the voting power of the then outstanding shares of Class A Common Stock held by persons other than TWX or (ii) any sale of all or substantially all of the assets of the Corporation, in each case only if such action is otherwise required to be approved by the stockholders of the Corporation under the DGCL or any other applicable law or stock exchange rule or regulation.

ARTICLE V
          Section 1. Certain Defined Terms.
               (a) For purposes of this Article V:
          “By-laws” shall mean the by-laws of the Corporation, as amended from time to time.
          “Directors” shall mean those persons elected as Directors to the Board of Directors pursuant to this Article V. Upon the effectiveness of this Amended and Restated Certificate of Incorporation all persons then-serving as directors on the Board of Directors pursuant to Article V of the First Amended and Restated Certificate of Incorporation shall continue as Directors of the Corporation, shall no longer be designated Class A Directors or Class B Directors and such Directors shall constitute the Whole Board.
          “Independent Director” means a director who is “Independent,” as that term is defined in Section 303.01 or successor provision of the Listed Company Manual of the New York Stock Exchange, as such rules may be amended from time to time.
          “Preferred Stock Directors” shall mean directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof.
          Section 2. General Powers of Directors. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, the property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided by the DGCL or this Amended and Restated Certificate of Incorporation, all of the powers of the Corporation shall be vested in such Board of Directors.
          Section 3. Number of Directors. Except as otherwise fixed by or pursuant to the provisions of Article IV of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, the number of the directors of the Corporation shall be as fixed from time to time pursuant to the By-laws.
          Section 4. Election of Directors.
               (a) Directors. Each Director so elected shall hold office for a term expiring at the next annual meeting of stockholders of the Corporation and until such Director’s successor shall have been duly elected and qualified or until such Director’s earlier death, resignation, disqualification or removal.
               (b) Removal of Directors; Qualification. Any Director may be removed from office without cause by the affirmative vote of the holders of at least a majority of the votes represented by the shares then outstanding and entitled to vote in the election of such Directors. In addition, any Director may be removed for cause as provided in the DGCL.
               (c) Vacancies. Any and all vacancies and newly created directorships in respect of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a director, shall be filled by a majority vote of the Directors then serving on the Board of Directors, even if less than a quorum, or by an affirmative vote of the sole remaining Director. Any Director elected in accordance with this Section 4(c) of this Article V shall hold office until the next annual meeting of stockholders and until such Director’s successor shall have been duly elected and qualified or until such Director’s earlier death, resignation, disqualification or removal. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until such vacancy is filled.
          Section 5. Notice. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws.
          Section 6. Independence of Board of Directors. Prior to the Initial Offering Date, there shall at all times be at least two Independent Directors on the Board of Directors. Following the Initial Offering Date, the requirements of the New York Stock Exchange governing board composition will be met; provided that, in any event, at least 50% of the Board of Directors of the Corporation will consist of Independent Directors for at least three years following the Initial Offering Date.
ARTICLE VI
          Subject to the proviso to the second sentence of this Article VI, in furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation. In addition to any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors duly adopted pursuant to Article IV of this Amended and Restated Certificate of Incorporation with respect to any Preferred Stock (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation; provided that, in addition to any vote required under this Amended and Restated Certificate of Incorporation, Article VI of the By-laws (Transactions With Affiliates) may not be repealed, altered or amended, and no provision of the Amended and Restated Certificate of Incorporation or the By-laws inconsistent therewith may be adopted, except (A) through and until the fifth anniversary of the Initial Offering Date, by the stockholders of the Corporation (as provided above) and the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Class A Common Stock held by persons other than TWX and (B) after the fifth anniversary of the Initial Offering Date, by (i) the Board of Directors (as provided above) and the approval of a majority of the total number of the Independent Directors then serving on the Board of Directors or (ii) the stockholders of the Corporation (as provided above) and the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Class A Common Stock held by persons other than TWX.
ARTICLE VII
          The Corporation expressly elects to be governed by Section 203 of the DGCL.
ARTICLE VIII
          Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied. Notwithstanding this Article VIII, the holders of any series of Preferred Stock shall be entitled to take action by written consent to such extent, if any, as may be provided pursuant to any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Amended and Restated Certificate of Incorporation with respect to any Preferred Stock.
ARTICLE IX
          In addition to any requirements of law and any other provisions of this Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Amended and Restated Certificate of Incorporation with respect to any Preferred Stock (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or any such resolution or resolutions), both the approval of the Board of Directors and the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Amended and Restated Certificate of Incorporation; provided that, in addition to any vote required by law or under this Amended and Restated Certificate of Incorporation, both the affirmative vote of a majority of the voting power of the then outstanding shares of Class A Common Stock held by persons other than TWX and the approval of a majority of the total number of Independent Directors then serving on the Board of Directors shall be required to amend, alter or repeal, or adopt any provision inconsistent with, (a) this Amended and Restated Certificate of Incorporation, if such action would have a material adverse effect on the rights of the holders of the Class A Common Stock in a manner different from the effect on the rights of the holders of the Class B Common Stock or (b) Section 7 of Article IV (Mergers, Consolidations etc.), Section 6 of Article V (Independence of Board of Directors), Article VI or this Article IX, in each case, of this Amended and Restated Certificate of Incorporation. Subject to

the foregoing provisions of this Article IX, the Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.
ARTICLE X
          To the fullest extent that the DGCL as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

          IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer.
Dated: March 12, 2009

TIME WARNER CABLE INC.
By:	/s/ David A. Christman
	Name:	David A. Christman
	Title:	SVP & Assistant Secretary